Exhibit 4.24

Guangdong Taomee Animation Technology Co., Ltd.

EQUITY INVESTMENT AGREEMENT

Party A: Shanghai Taomee Network Technology Co., Ltd. ( “Shanghai Taomee”)

Party B: Zhao Jinjun

Party A and Party B hereby enter into this Equity Investment Agreement regarding the Parties’ investments and Party B’s contribution of technologies in Guangdong Taomee Animation Technology Co., Ltd. (“Invested Company”), based on the principles of free will, fairness and justness, in accordance with the relevant laws and regulations and through friendly negotiation.

ARTICLE 1 SHAREHOLDING STRUCTURE

1. Party A and Party B will acquire 85% shares of the Invested Company in the form of capital contributions in cash (“Invested Shares”), with their respective amounts of capital contribution and share ownership as follows:

Investor	Amount of Capital Contribution (RMB)	Share ownership
Shanghai Taomee	8,000,000	80%
Zhao Jinjun	500,000	5%

2. Party B shall contribute its technical services to the Invested Company, and shall enter into an employment agreement with the Invested Company (refer to Appendix 1); as the consideration, Party B will acquire 15% shares from the Invested Company according to this Agreement, as the shares of its technical contribution. The Parties agree that the portion of registered capital corresponding to 15% shares of Party B’s technical contribution shall be actually paid by Party A, and this portion of registered capital shall be paid to the Invested Company in the name of Party B.

ARTICLE 2 FORM OF CAPITAL CONTRIBUTION

The total registered capital of the Invested Company shall be RMB [10,000,000], of which, the difference between Party B’s capital contribution payable according to his share ownership and the actual capital contribution paid by Party B (i.e. RMB [1,500,000]) shall be lent by Party A to Party B (“Party B’s Loan”).  The proportions of capital contributions by the Parties are as follows:

Investor	Amount of Capital Contribution (RMB)	Verified Capital Contribution	Proportion of Verified Capital Contribution	Party B’s Loan
Shanghai Taomee	9,500,000	8,000,000	80%	1,500,000
Zhao Jinjun	500,000	2,000,000	20%	-1,500,000
Total	10,000,000	10,000,000	100%

ARTICLE 3 ARRANGEMENT OF CORPORATE GOVERNANCE STRUCTURE OF THE INVESTED COMPANY

1. The initial board of directors of the Invested Company shall have 4 members, among which 3 members shall be appointed by Party A and 1 member shall be appointed by Party B. The appointing party may notify the Invested Company to replace the director appointed by such party, and the Invested Company and its shareholders shall help complete the replacement. The board meeting shall be held at least once every half a year. The notice of each board meeting (whether regular or extraordinary) must be delivered in writing or by email. The notice shall become effective when the receipt thereof is acknowledged by the receiver. No meeting may be convened, unless there are at least 3 directors present at the meeting. All resolutions at a board meeting may be adopted only with the consent of at least one half of all the directors.

2. The term of each of the directors of the initial board of directors shall be 3 years, and a director may be re-appointed by the appointing party upon expiration of his term, until the director is replaced by the resolution of the majority of directors or by the decision of the appointing party.

ARTICLE 4 REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

1. Representations

(1) Each Party has the full capacity of civil action and may lawfully participate in, execute and perform this Agreement, or has the full power and authority to execute and perform this Agreement; after all investment transactions contemplated herein are completed, such party will continue to fully exercise and perform all rights and obligations hereunder;

(2) Execution of this Agreement and performance of all obligations hereunder will not infringe any right of any third party.

2. Warranties and Undertakings

(1) As the consideration of Party B’s shares of technical contribution (15% of shares), Party B shall serve the Invested Company for three years. During such three-year period, without the prior written approval of Party A, Party B shall not leave the Invested Company; if Party B leaves the Invested Company or fails to perform the Employment Agreement or this warranty (“Triggering Event”), the number of his shares of technical contribution shall be determined as per the time of the Triggering Event. For each full year of service period between the Triggering Event and the date of this Agreement, Party B may receive 1/3 of his shares of technical contribution; but for any service period less than a full year , Party B may not receive any shares of technical contribution. For example, where Party B’s service period is two years and ten months, Party B may only receive 66.7% of his shares of technical contribution.  The unvested shares of technical contribution shall be assigned to Party A unconditionally, and as consideration, the corresponding portion of Party B’s Loan will be waived by Party A.  Party A may also demand Party B to make a payment for the unvested shares of technical contribution in cash. Party B’s shares shall have the same rights and interests as other shareholders’ shares.

(2) Party B hereby undertakes that it will bear and pay all individual income taxes levied on his shares of technical contribution hereunder, if any.

(3) The Invested Company shall sign a confidentiality agreement and a non-competition agreement with its officers (who are the shareholders thereof) and key employees, and to ensure that such officers and key employees will not engage in any business competing with the Invested Company during their employment with the Invested Company and within two years after they leave the Invested Company.

ARTICLE 5 DEFAULTING LIABILITY

1. Each Party shall fully comply with this Agreement in good faith.

2. If either Party fails to fully perform any responsibility or obligation hereunder, such failure shall constitute a default hereunder. In that case, the defaulting Party shall indemnify the non-defaulting Party against all losses and damages resulting therefrom.

ARTICLE 6 FORCE MAJEURE

Force Majeure: If the performance of any provision of this Agreement is frustrated or materially affected by any event unforeseeable on the date of this Agreement and the occurrence and consequence thereof is inevitable and uncontrollable, such as earthquake, typhoon, fire or war, the affected Party shall provide the other Party with the certificate of such event issued by the local notary office or the approval of the local government, within 15 days upon occurrence of such event. If it is necessary to postpone or terminate this Agreement or any part hereof due to such event, it shall be settled by the Parties through negotiation.

ARTICLE 7 DISPUTE RESOLUTION

Any dispute arising out of or in connection with this Agreement shall be first resolved by the Parties through friendly negotiation. In the event that efforts to negotiate have failed, either Party may file a lawsuit before the competent people’s court.

ARTICLE 8 EFFECTIVENESS, AMENDMENT, ASSIGNMENT AND TERMINATION

1. This Agreement shall be legally binding upon the Parties upon its effectiveness. Neither Party may amend or terminate this Agreement without the consent of the other Party. If either Party amends, terminates or rescind this Agreement without reasonable cause, it shall indemnify the other Party against all damages and losses resulting therefrom. The Parties may amend or terminate this Agreement by entering into a written agreement through negotiation.

2. Effectiveness: This Agreement shall constitute a legal, valid and binding legal document on the Parties upon execution.

3. Amendment: This Agreement may not be amended, supplemented or modified, unless it is otherwise agreed by the Parties in writing. Any modification shall be approved by the signatory hereof in writing.

4. Assignment: except as otherwise provided by law, neither Party may assign its rights and obligations hereunder.

5. Termination: This Agreement shall be terminated upon occurrence of any of the following circumstances:

(a) If either Party commits any material default, which causes material damages to the Invested Company and damages the interests of the other Party, the aggrieved Party may terminate this Agreement.

(b) If it is necessary to amend or terminate this Agreement due to any restriction of law or regulation, or any event of force majeure, the Parties may amend or supplement this Agreement through negotiation.

ARTICLE 9 MISCELLANEOUS

1. As a basis for interpreting the rights and obligations of the shareholders of the Invested Company, this Agreement shall remain in full force and effect for an infinite period, unless the Parties agree to amend this Agreement.

2. This Agreement includs two appendices, and shall become effective upon execution and sealing by both Parties.

3. Severability: If any provision of this Agreement is held by any court to be illegal or unenforceable, such provision shall be deemed as invalid and severable from other provisions hereof. Invalidity of such provision shall not affect the validity of other provisions hereof.

4. This Agreement shall be executed in duplicate with each Party holding one and each being of equal legal effect. In case of any conflict between this Agreement and the Articles of Association of the Invested Company, this Agreement shall prevail.

[SIGNATURE PAGE]

Party A: Shanghai Taomee Network Technology Co., Ltd. (Seal)

/seal/ Shanghai Taomee Network Technology Co., Ltd.

Date:

Party B:Zhao Jinjun

/s/ Zhao Jinjun

Date: June 1, 2012

Appendices:

Appendix 1 - Employment Agreement of Guangdong Taomee Animation Technology Co., Ltd.

Appendix 2 -. Borrowing Agreement for the Registration of Guangdong Taomee Animation Technology Co., Ltd.

Guangdong Taomee Animation Technology Co., Ltd.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made on June 1, 2012 by and between:

Guangdong Taomee Animation Technology Co., Ltd. ( the “Company”), a limited liability company duly organized and validly existing under the laws of the People’s Republic of China, with its registered address at:

Room 811, Suite B, Fuli Yingtai Plaza, No.100 West Huangpu Avenue, Tianhe District, Guangzhou City, Guangdong Province, and the legal representative is Mr. Wang Haibing; and

[Zhao Jinjun] (the “Employee”), a citizen of [China], identity card or passport No.: 142331197108110013, home address: Room 804, Unit 1, No.8 Building, No.337, East Yanhe Road, Xiangzhou District, Zhuhai City, Guangdong Province.

The Company and the Employee are hereinafter collectively as the “Parties”, and individually as a “Party”.

WHEREAS,

The Company intends to employ the Employee as the [General Manager], so that the Employee will perform the duties assigned by the Company, at the time and place and in the form designated by the Company from time to time; and the Employee agrees to be employed by the Company.

NOW, THEREFORE, the Parties hereby enter into the following terms and conditions based on the principles of equality, free will and agreement through negotiation.

1.  ACCEPTANCE OF EMPLOYMENT

The Company hereby agrees to employ the Employee, while the Employee hereby accepts the employment of the Company, in accordance with and subject to the terms and conditions hereof.

2.  EMPLOYMENT PERIOD

Subject to the provision of Article 7 hereof, the period of the Employee’s employment with the Company (the “Employment Period”) shall be three years, as from June 1, 2012 to May 31, 2015.

3.  POSITION, DUTIES AND RESPONSIBILITIES

(a) Position and Duties. During the Employment Period, the Company shall employ and appoint the Employee as the [General Manager] of the Company. With the valid approval of the board of directors of the Company (the “Board”), the Company may adjust the work position of the Employee. The Employee shall use its best capabilities, experiences and skills to faithfully perform his duties assigned by the Company, and, upon request of the Company, shall promptly submit to the Board a complete and accurate report regarding his works as well as the costs and expenses incurred from his works.

(b) Responsibilities. The Employee shall perform his duties and responsibilities according to the Articles of Association (as amended from time to time) and all internal rules of the Company, the powers, authorities and duties granted by the Board and the valid resolutions adopted by the Board, as well as the applicable laws and regulations.

4.  WORK LOCATION; WORKING HOURS; OVERTIME WORK

(a) Work location. The work location shall be [Guangzhou city]. When the Employee is performing his duties and responsibilities hereunder, he may be asked to have business travels from time to time and so will temporarily leave his work location.

(b) Working Hours. The Employee is employed on a full-time basis. The standard working hours system shall be applied hereunder, i.e. eight (8) hours per working day. However, in consideration of the nature of the work position and duties of the Employee, the Employee hereby accepts the flexible working hours system, provided that the flexible working hours system is approved by the local labor administrative authority.

(c) Overtime work.

(i) If the standard working hours system applies to the Employee, as per the nature of the work position and duties of the Employee, the Company may ask the Employee to extend the working hours beyond the normal eight (8) hours per working day, so that the Employee may achieve his target. The Company and the Employee hereby confirms that the extension of the Employee’s working hours or the Employee’s overtime work on any statutory holidays or other resting days is necessary for the works assigned to the Employee; the Company and the Employee have fully considered the content of the Employee’s works when they agree upon the compensation payable to the Employee hereunder, and the Employee’s works have been fully compensated according to Paragraph (a), Article 5 of this Agreement. The Employee hereby confirms that, with respect to all overtime works requested by the Company as per the nature of the Employee’s work position and duties, the remuneration specified in Paragraph (a), Article 5 of this Agreement includes all reasonable compensation for such overtime works, and the Employee will not claim any overtime salary against the Company for such overtime works.

(ii) If the Company applies for a flexible working hour system and this application is approved by the local labor administrative authority, the Company is not required to pay any overtime salary to the Employee for any overtime work on the weekdays and the weekends. The Employee hereby confirms that the remuneration specified in Paragraph (a), Article 5 of this Agreement includes all reasonable compensation for all working hours under the flexible working hour system.

5. REMUNERATION AND BENEFITS

(a) Remuneration. The Company will pay the monetary remuneration to the Employee on an equal monthly basis. The amount will be paid to the Employee’s designated account on the salary payment date of each month.

(b) Entire Compensation. The Employee hereby expressly agrees that, unless it is otherwise agreed in writing, the remuneration specified herein constitutes the consideration for all services provided by the Employee hereunder and the full payment of the compensation to the

Employee, including any and all basic salaries, the allowances, subsidies and overtime salaries required by the laws and regulations, as well as the bonus for the intellectual properties contributed by the Employee hereunder.

If the Employee’s remuneration as mentioned above is adjusted during the term of this Agreement, the corresponding written notice issued and confirmed by the Company shall be attached to this Agreement as an appendix.

(c) Benefits. The Company shall pay the social insurances for the Employee according to the applicable laws.

The Employee may enjoy all statutory holidays of China according to the applicable laws, and receive all other benefits according to the current effective standards and policies of the Company (as amended from time to time).

(d) Taxation. With respect to the remuneration and benefits of the Employee received from the Company, the Employee shall fully and promptly pay to the relevant taxation authority all taxes levied thereon. The Company may withhold the individual income tax payable by the Employee according to the applicable laws.

6. WORK CONDITIONS AND LABOR PROTECTION

The Company shall, in accordance with the applicable Chinese laws, provide the labor protection, work conditions and other protections against occupational hazards corresponding to the duties of the Employee.

7. AMENDMENT, CANCELLATION AND TERMINATION

(1) Amendment.

(a) This Agreement may be amended upon occurrence of any of the following circumstances:

(i) The Parties may amend certain provisions of this Agreement upon agreement through negotiation; or

(ii) In case of any change to any law, administrative regulation or rule based on which this Agreement is entered into, the relevant provision of this Agreement shall be adjusted accordingly.

(b) Either Party, who wants to amend this Agreement due to whatever reason (including the circumstance where the performance of this Agreement becomes impossible due to any material change to the objective conditions based on which this Agreement is entered into), shall give a thirty(30)days written notice to the other Party. The other Party shall give a reply within fifteen (15) days upon receipt of the notice. If the other Party does not give a reply within the said period, it shall be deemed as his agreement with the amendment hereto, and the Parties shall continue performing this Agreement, unless it is otherwise provided for in the laws and regulations.

(c) This Agreement may not be amended unless it is otherwise agreed upon by the Parties in writing.

(2) Termination through Negotiation.

This Agreement may be terminated with the mutual consent of the Parties.

(3) Cancellation by the Company.

(a) Immediate dismissal without notice. Upon occurrence of any of the following circumstances, the Company may immediately terminate this Agreement without notice:

(i) The Employee is proved to be disqualified for the employment conditions during the probation period;

(ii) The Employee materially violates any work discipline of the Company, or this Agreement, or any other rule or regulation of the Company;

(ii) The Employee commits serious dereliction of duty, or practices graft or corruption, or carries out any activity against the best interests of the Company;

(iv) The Employee is employed by another employer concurrently, which affects his ability to complete the works assigned by the Company, or he refuses to make correction upon demand of the Company;

(v) The Employee uses such means as fraud, coercion or taking advantage of the Company’s unfavorable position to sign or amend this Agreement against the Company’s true intent;

(vi) The Employee is convicted and imposed the criminal liabilities, or is detained or put into reeducation through labor due to violation of any law or regulation;

(vii) The Employee is unable to perform his duties hereunder or perform this Agreement due to the provision of any applicable law or regulation; or

(viii) Any other circumstance as provided for in the laws and administrative regulations.

(b) Cancellation with notice. Upon occurrence of any of the following circumstances, the Company may cancel this Agreement by sending to the Employee a thirty(30)days written notice, or by paying to the Employee one(1) month’s salary plus additional one(1) month’s salary for each full year’s service at the Company:

(i) The Employee has a non-occupational disease or suffers non-work related injury, and is unable to resume his original work or carry out any other work assigned by the Company upon expiration of the prescribed medical treatment period;

(ii) The Employee is incompetent for his work position, and after relevant training or transfer of work position, is still incompetent for the work position;

(iii) The objective conditions based on which this Agreement is entered into have been changed materially, so that the performance of this Agreement becomes impossible, and the Parties fail to agree upon an amendment to this Agreement through negotiation;

(iv) Upon occurrence of any of the following circumstances, where the Company has to lay off employees, and has solicited the opinions of the labor union of the Company and complied with the relevant laws and regulations: (i) restructuring of the Company according to the Enterprise

Bankruptcy Law; (ii) substantial difficulty in the production or business operation of the Company; (iii) change of the Company production, reform of major technologies or adjustment of business mode, where the Company has to lay off employees after amending the relevant employment agreements; or (iv) the performance of this Agreement becomes impossible due to any material change to the objective or financial conditions based on which this Agreement is entered into.

(c) Circumstances where cancellation is not allowed. The Company may not cancel this Agreement according to Item (b), Paragraph (3), Article 7 of this Agreement, upon occurrence of any of the following circumstances:

(i) The Employee who is exposed to the occupational hazards has not undergone a pre-departure occupational physical check, or is suspected of having contracted an occupational disease and is being diagnosed or under medical observation;

(ii) The Employee has any occupational disease or suffers a work related injury during the employment with the Company, and is confirmed as having fully lost or partially lost the capacity to work;

(iii) The Employee has any disease or suffers any non-work related injury, and the statutory medical treatment period does not expire;

(iv) During the pregnancy, confinement or nursing period, if the Employee is female;

(v) The Employee has been working at the Company for not less than fifteen years continuously, and is less than five years away from his legal retirement age;

(vi) Any other circumstance as provided for in the laws and administrative regulations.

(4) Cancellation by the Employee.

(a) Resignation with notice. In consideration of the nature of the Employee’s work position at the Company, the Parties hereby agree that the Employee may cancel this Agreement by sending a ninety(90)days written notice to the Company, unless it is otherwise agreed by the Parties. The notice period mentioned above is also the “secrecy exit period” of the Employee.  During the said period, the Company may place the Employee on a work position away from the Company’s confidential information, not subject to the restrictions of this Agreement.

In that case, the Company is not required to pay any compensation to the Employee for the termination of this Agreement.

(b) Immediate resignation. Notwithstanding the provision of Item (a), Paragraph (4), Article 7 of this Agreement, the Employee may cancel this Agreement upon occurrence of any of the following circumstances:

(i) The Company forces the Employee to execute this Agreement, or forces the Employee to work by any violence, intimidation or illegal restriction of personal freedom;

(ii) The Company fails to pay the remuneration or the social insurances for the Employee according to this Agreement and the applicable Chinese laws (unless this circumstance is caused by any fault of the Employee), or fails to provide the work conditions according to the labor laws.

(5) Termination.

(a) This Agreement shall expire upon occurrence of any of the following circumstances:

(i) Where this Agreement is automatically terminated due to expiration of the term hereof, the Company shall notify the Employee in writing at least thirty (30) days prior to the expiration, so the procedures for termination of this Agreement may be completed thereafter;

(ii) The Employee reaches the age of retirement or begins to receive basic pension benefits according to law;

(iii) The Employee is died or declared death or missing by the competent people’s court;

(iv) The Company is closed down, dissolved, liquidated or announced bankrupt according to law;

(v) Either Party has actually stopped the performance of this Agreement for more than thirty (30) days continuously;

(vi) The Employee has any occupational disease or suffers a work related injury and is confirmed as having partially lost the capacity to work, and the Company has, according to the agreement between the Parties and the applicable laws and regulations, paid the disability compensation to the Employee in a lump sum; or

(vii) The Company decides to transfer the Employee to any branch or affiliate of the Company in another city, and such transfer is accepted by the Employee.

(b) The Employee hereby agrees that, upon occurrence of any circumstance as mentioned in Item (a)(vii), Paragraph (5), Article 7 of this Agreement, the Company shall procure the branch or affiliate of the Company in another city to sign a new employment agreement with the substantially same terms and conditions as this Agreement, or the Parties may sign a new employment agreement through negotiation.

(6) Procedures for Termination or Expiration.

(a) Unless it is otherwise stipulated herein, upon cancellation or expiration of this Agreement, the Employee shall perform the following obligations:

(i) The Employee shall immediately stop all activities in the name of the Company, or finish the works yet to be finished according to the Company’s requirements;

(ii) The Employee shall completely hand over all works carried out in the name of the Company during his employment with the Company;

(iii) The Employee shall completely return all materials (including the copies thereof), office equipment, books and other properties containing the trade secrets which relate to the business of the Company and received from the Company or controlled by the Employee and shall ensure all such items in good conditions; unless it is otherwise agreed by the Company in writing, the Employee shall take any of such item or any other property of the Company out of the Company’s premises;

(iv) If the Employee fails to return such materials (including the copies thereof) or items to the Company, the Company may deduct the corresponding amount from the amount payable to the Employee, and may take other appropriate remedies to protect its lawful rights and interests.

8. CONFIDENTIALITY

(1) The Employee shall keep in strict confidence all the information relating to the production, operation, technologies, marketing or finance of the Company or any affiliate of the Company, or relating to the products, programs, businesses or services of the Company which is disclosed to the Employee or is accessed to by the Employee. The Employee hereby agrees that, without the prior written approval of the Company, he will not directly or indirectly disclose such information to any person inside or outside the Company in whatever forms, or use such information to compete with the Company or for any purpose other than the purpose of performing his duties and obligations hereunder.  The Employee hereby expressly agrees that this confidentiality obligation shall survive the termination of this Agreement.

(2) Return of confidential information.  If the employment between the Parties is terminated due to whatever reason, the Employee shall immediately submit and deliver to the Company all records, materials, equipment, drawings, blueprints, memos, list of customers, financial statements, marketing materials, documents, data and all other properties of whatever nature relating to the confidential information or his employment with the Company.   The Employee shall not retain or carry any tangible material or electronic data containing or relating to any confidential information which are produced, acquired or accessed to during his employment with the Company.

9. NON-COMPETITION

(1) The Employee hereby agrees that, within [two (2)] years upon termination of his employment with the Company due to whatever reason (“Non-competition Period”), he shall not engage in or be employed by any business directly competing with the Company’s business at any region within the territory of China (including but not limited to any business or employment relating to [insert the specific product or business of the Company), or solicit or issue any employment offer to any employee of the Company or any affiliate of the Company.

(2) As the consideration for the non-competition undertaking made by the Employee hereunder, the Company shall pay the following economic compensation (“Non-competition Compensation”) to the Employee during the Non-competition Period:

(a) Upon termination or expiration of the employment between the Parties, the Company shall pay the economic compensation equal to [30%] of the monthly basic salary paid by the Company to the Employee during the employment; and

(b) In each month after the first month of the Non-competition Period, the Company shall, no later than the beginning of the next month, pay the economic compensation equal to [30%] of the monthly basic salary paid by the Company to the Employee during the employment.

The Employee hereby agrees that the non-competition compensation as mentioned in this Paragraph (2) of Article 9 is the fair and reasonable compensation for the restriction imposed on him during the Non-competition Period.  The Employee will not seek or claim any other compensation.

(3) If the Employee violates the restriction under Paragraph (1) of Article 9 above, the Company is not required to pay any Non-compensation Compensation to the Employee.  The Employee hereby acknowledges and agrees that any violation of the restriction under Paragraph (1) of Article 9 by the Employee will cause material and immeasurable damages to the Company. The Employee hereby agrees that if he violates the restriction under Paragraph (1) of Article 9, it shall pay the following amounts to the Company:

(a) An amount equal to the amount paid by the Company to the Employee according to Paragraph (2) of Article 9 above as of the date of such violation; and

(b) An lump-sum liquidated damages equal to 24 times of the monthly basic salary paid by the Company to the Employee during the employment period.

The Employee hereby agrees that the refund and liquidated damages paid under Paragraph (3) of Article constitute the fair and reasonable compensation to the Company for the Employee’s violation of his non-competition obligation hereunder.  In addition, the Company may seek any other remedy permitted by the laws against the Employee.

(4) Notwithstanding any other provision of this Article 9, the Company may waive its right to enforce the obligation under this Article 9, and in that case, the Company is not obliged to pay the economic compensation according to this Article 9.

(5) This Article 9 shall survive the termination of this Agreement.

10. INTELLECTUAL PROPERTY RIGHTS

(1) Reserved and Licensed Intellectual Property Rights. The Employee has attached to this Agreement a list as Appendix A, which states all inventions, ideas, designs and discoveries (whether patentable or not, and whether can be reduced to practice or not), copyright of original works and trade secrets produced, developed or owned by the Employee (whether completed by the Employee individually or jointly with others). All such items (collectively “Existing Intellectual Property Rights”) shall satisfy the following conditions: (i) developed before the Employee is employed by the Company; (ii) relating to the existing or planned businesses, products and developments of the Company; and (iii) have not been transferred to the Company under this Agreement. Or, if such a list is not attached to this Agreement, the Employee hereby states that he does not have such Existing Intellectual Property Rights.  The Employee hereby confirms that, in addition to the scope listed in Appendix A hereto, if he incorporates any Existing Intellectual Property Right which he owns or has an interest therein into any product, program or machine of the Company, the Employee hereby irrevocably and unconditionally grant the Company a non-exclusive, royalty-free, irrevocable, permanent and worldwide license (including the right of sub-license to any other individual or entity) to produce, modify, use, sell, sub-license or otherwise distribute such product, program or machine with or relating to the said Existing Intellectual Property Right.

(2) Disclosure and Transfer of Intellectual Property Rights.  The Employee hereby understands that the Company will carry out development and other activities relating to this businesses; as an important of his employment hereunder, the Employee shall make contribution to the

Company and create valuable intellectual property rights for the Company.  As from the effective date of this Agreement, the Employee shall disclose to the Company all inventions, improvements, designs, copyrights of original works, formula, processes, compositions, computer programs, databases, mask works and trade secrets (collectively “Intellectual Property Rights”) conceived, developed or put into practice by the Employee individually or jointly with others during his employment with the Company.  The Employee hereby acknowledges that all works of copyright prepared by the Employee within and during the employment with the Company are “works for hire”, and the Company shall become the author of such works.  The Employee hereby agrees that all Intellectual Property Rights are the exclusive properties of the Company, and the Employee will unconditionally transfer all rights, titles and interests in such Intellectual Property Rights to the Company or it successor.

(3) Registration of Patents and Copyrights.  The Employee hereby agrees that it will properly assist the Company in obtaining the valid patents, copyrights, mask work rights, trade secret rights and other legal protections for such Intellectual Property Rights.  The Employee shall execute all documents and take all steps necessary for the Company to obtain or effectuate the aforesaid patents, copyrights, mask work rights, trade secrets and other legal protections.  The obligations under this Article 10 shall survive the termination of the employment between the Parties, provided that the Company agrees to pay reasonable compensation to the Employee for his time and costs incurred by the Employee from performance of its obligation mentioned above.  The Employee hereby authorizes the person designated by the Company as his attorney to execute the aforesaid documents for and on his behalf.

This Article 10 shall survive the termination of this Agreement due to whatever reason.  If the Employee violates this Article 10, the Company may seek any remedy granted by the applicable laws.

11. INDEMNIFICATION

(1) Indemnification by the Company.

The Company shall pay economic compensation to the Employee according to current effect laws and regulations of China.

(2) Indemnification by the Employee

(a) If the Company suffers losses due to the Employee’s violation of any law or any provision of this Agreement, the Company may impose certain administrative penalty on the Employee and/or claim damages against the Employee according to the applicable laws and/or the Employee Manual.  In addition, as per the extent of such loss, the Company may claim damages against the Employee through legal means and prosecute other legal abilities against the Employee.

At all events, the Employee is not liable for any loss of the Company due to any action made by the Employee by strict compliance with the Company’s instruction.

(b) If the Employee violates its confidentiality or non-competition obligation hereunder and causes any loss to the Company, in addition to the disciplinary action against the Employee, the Company may claim damages against the Employee for such loss according to this Agreement and the applicable Chinese laws.

(c) If the Employee cancels this Agreement in violation of any applicable law of China or this Agreement, he shall indemnify the Company against the following costs and losses:

(i) The costs incurred by the Company from the employing the Employee;

(ii) The training costs paid by the Company for the Employee and reimbursable according to the method agreed upon by the Parties; and

(iii) Direct damages and losses to the business and operation of the Company.

12. MISCELLANEOUS

(1) Labor Discipline. The Employee shall comply with all provisions expressly set forth or otherwise published by the Company, regarding the work disciplines, rules, regulations and procedures of the Company.

(2) Waiver. Waiver of the Company for any breach of this Agreement shall not constitute a waiver for any subsequent breach.

(3) Severability. If any provision of this Agreement or any part thereof is held as invalid or unenforceable, it shall be deemed that the provision has been amended or applied to the extent enforceable, and the remaining provisions of this Agreement shall remain full force and effect.

(4) Effective Date. This Agreement shall become effective as of being duly executed by the Parties.

(5) Entire Agreement. All terms and conditions of this Agreement constitute an entire agreement between the Employee and the Company regarding the subject matter hereof, and supersede all prior agreements regarding the same subject matter.

(6) Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the Chinese laws. Any dispute arising in connection with this Agreement shall be resolved in accordance with the Chinese laws.

(7) Assignability. The Company may assign this Agreement. All rights and obligations of the Company hereunder shall inure to and bind its successors and assignees (including any entity formed by merger or consolidation of the Company, or any entity acquiring all or substantial all assets of the Company).  Without the prior written consent of the Company, the Employee shall delegate or assign any obligation hereunder.

(8) Employee’s Statement. The Employee hereby states that he is neither a party to any agreement or any other legal restriction which prohibits him from executing this Agreement or performing any obligation hereunder, nor bound by such agreement or any other legal restriction.

(9) Acknowledgment. Prior to the execution of this Agreement, the Employee has carefully read this Agreement and all rules and regulations of the Company, and has fully understood the content of this Agreement and all rules and regulations of the Company. The Employee hereby accepts and agrees to comply with this Agreement.

(10) Notices. All notices hereunder shall be sent in writing and to the following address of the other Party (or any other address as designated in a prior written notice sent to the other Party):

If to the Company:

Address: Room 811, Suite B, Fuli Yingtai Plaza, No.100, Huangpu Avenue West, Tianhe District, Guangzhou City, Guangdong Province

Postal code:

Attention: Zhao Jinjun

Tel.: 020-38061129

Fax: 020-38061129

To the Employee:

Address: Room 811, Suite B, Fuli Yingtai Plaza, No.100, Huangpu Avenue West, Tianhe District, Guangzhou City, Guangdong Province

Postal code:

Attention: Zhao Jinjun

Tel.: 020-38061129

Fax: 020-38061129

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

(Signature Page of the Employment Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their authorized representatives, on the date first above written.

To be completed and signed by the Company and its legal representative:

Signature:

Date:

To be completed and signed by the Employee:

Zhao Jinjun

Name of Signatory: (Signature)	/s/ Zhao Jinjun

Title:

Date: June 1, 2012

APPENDIX A

LIST OF EXISTING INTELLECTUAL PROPERTY RIGHTS

Title	Date	Identification Code or Brief Description

No intellectual property right or improvement

Attachment

Employee’s Signature:

Employee’s Name:

Date:

Guangdong Taomee Animation Technology Co., Ltd.

BORROWING AGREEMENT FOR THE REGISTRATION OF GUANGDONG TAOMEE ANIMATION TECHNOLOGY CO., LTD.

Lender (Party A): Shanghai Taomee Network Technology Co., Ltd.

Registration No.: 440301103583843

Registered Address: No.3806, Excellence Times Plaza, at the intersection of Yitian Road and Fuhua Road, Futian Zhongxing District, Shenzhen

Borrower (Party B): Zhao Jinjun

ID Card No.: 142331197108110013

Address: Room 804, Unit 1, No.8 Building, No.337 East Yanhe Road, Xiangzhou District, Zhuhai City, Guangdong Province

In order to successfully complete the verification of the registered capital of Guangdong Taomee Animation Technology Co., Ltd., Zhao Jinjun (as a borrower) hereby borrows an amount of RMB 1,500,000 (say RMB One Million Five Hundred Thousand Yuan Net) from Shanghai Taomee and will only use this amount to complete the verification of the registered capital as mentioned above.

Upon completion of the verification of the registered capital, this amount shall be immediately transferred to the account of Guangdong Taomee Animation Technology Co., Ltd., and this Agreement shall be terminated immediately.

Party A: Shanghai Taomee Network Technology Co., Ltd. (Official Seal)	Party B:

Signature (or Seal): /seal/ Shanghai Taomee	Signature:	/s/ Zhao Jinjun
Network Technology Co., Ltd.

Date:	Date: June 1, 2012